Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information contact:

Richard L. Browdy, President	Sam Borek, Chairman of the Board
(954) 776-2332	(954) 776-2332

OPTIMUMBANK HOLDINGS, INC. RECEIVES NASDAQ STAFF DEFICIENCY LETTER

Fort Lauderdale, FL (January 4, 2010). OptimumBank Holdings, Inc. (NASDAQ:OPHC) (the “Company”) , bank holding company for OptimumBank, today announced that on December 28, 2009, the Company received a letter from the Listing Qualifications Staff of The Nasdaq Stock Market (the “Staff”) notifying the Company that it fails to comply with Nasdaq’s minimum market value of publicly held shares (the “MVPHS”) requirement for continued listing set forth in Nasdaq Marketplace Rule 5450(b)(1)(C) (the “Rule”), which requires companies to maintain a MVPHS of at least $5,000,000.

In accordance with Marketplace Rule 5810(c)(3)(D), the Company will be provided 90 calendar days, or until March 29, 2010, to regain compliance. If, at any time before March 29, 2010, the MVPHS of the Company’s common stock is $5,000,000 or greater for a minimum of 10 consecutive trading days, the Staff will provide written notification to the Company that it has achieved compliance with the Rule. If the Company does not regain compliance with the Rule by March 29, 2010, the Staff will provide written notice that the Company’s common stock will be delisted. At that time, the Company may appeal the Staff’s determination to delist its securities to a Listing Qualifications Panel.

The Company cannot predict whether it will achieve compliance with the Rule by the stated deadline. As a result, it is considering potential alternatives for the listing of its common stock, including submission of an application for transfer to the Nasdaq Capital Market.

Through its executive offices and three bank branches in Broward County, Florida, the Company offers real estate lending and retail banking products to individuals and businesses in Broward, Dade and Palm Beach Counties. The Bank also offers internet banking services through its “OptiNet” internet banking website, located at www.optimumbank.com.

This press release may contain certain forward-looking statements, which are based on management’s expectations regarding factors that may impact the Company’s earnings and performance in future periods. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general economic conditions, war and terrorism, changes in interest rates, deposit flows, loan demand, real estate values and competition; the issuance or redemption of additional company equity or debt; changes in accounting principles, policies or guidelines, changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological facts affecting the Company’s operations, pricing, products and services.